Exhibit 99.01
OGE Energy Corp. reports earnings for 2020 and outlook for 2021
OG&E employees and generation fleet perform exceptionally well to keep power on during February's extreme cold winter weather

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported a loss of $0.87 per average diluted share in 2020, compared with reported and ongoing earnings of $2.16 per average diluted share in 2019. OGE Energy’s ongoing earnings for 2020 were $2.08 per share. Ongoing earnings is a non-GAAP financial measure utilized by OGE Energy to discuss financial results. Further discussion of ongoing earnings and a reconciliation in accordance with GAAP is included below.

•OG&E, a regulated electric utility, contributed earnings of $1.70 per share in 2020, compared with earnings of $1.74 per share in 2019.
•Natural Gas Midstream Operations reported a loss in 2020 of $2.58 per share compared with reported and ongoing earnings of $0.41 per share in 2019. Natural Gas Midstream Operations' ongoing earnings for 2020 is $0.37.
•The holding company and other operations contributed earnings of $0.01 in 2020, compared with $0.01 in 2019.

"I could not be prouder of our outstanding employees and their accomplishments, particularly during the most recent round of unprecedented winter weather that impacted our region. We worked closely with the Southwest Power Pool and state and local leaders to ensure our customers had life-sustaining power during this extreme cold weather outbreak," said OGE Energy Chairman, President and CEO Sean Trauschke. "Moreover, we have completed five of the safest years in the Company's history and received EEI's Emergency Response Award for our efforts to restore power after earlier historic weather events that occurred last year all while maintaining some of the lowest rates in the nation. This kind of operational excellence is what enables us to stay on track during these challenging economic times. Today, we are announcing our target long-term utility earnings growth rate of 5%, which is supported by lower risk investments that will enhance the infrastructure of our communities in Oklahoma and Arkansas."

Fourth Quarter results
For the three months ended December 31, 2020, OGE Energy reported earnings of $0.27 per diluted share compared with $0.18 per diluted share in the fourth quarter of 2019. The increase in earnings is primarily due to the asset impairment incurred at Enable Midstream in 2019. The Company also had higher earnings at the utility due in part to lower operations and maintenance expense, offset by higher depreciation and amortization.

Discussion of 2020 results
OG&E reported net income of $339 million in 2020 compared to $350 million in 2019. The decrease in net income was primarily due to higher depreciation and amortization expense due to additional assets being placed into service, lower revenues from mild summer weather and COVID-19 impacts, higher income tax expense and higher interest expense driven by increased long-term debt outstanding. These decreases in operating results were partially offset by higher revenues from the formula rate plan in Arkansas and the full year effect of new rates that became effective in Oklahoma in mid-2019, as well as lower operation and maintenance expense.

Natural Gas Midstream Operations reported a net loss to OGE of $515 million for 2020 compared to earnings of $81.4 million for 2019. Natural Gas Midstream Operations' ongoing earnings was $74.6 million for 2020. The reported net loss in 2020 was primarily due to a decrease in equity in earnings of Enable related to the impairment of OGE Energy's investment in Enable recorded in March 2020, partially offset by an income tax benefit related to the impairment charge and lower other expense. The decrease in equity in earnings of Enable was also impacted by OGE Energy's share of Enable's SESH equity method investment impairment recorded in September 2020, as adjusted for basis differences, and decreased net income from Enable's gathering and processing business resulting from lower natural gas gathered and processed volumes and lower average realized NGL and natural gas sales prices.

Dividend Declared
On February 24, 2021 the Company's Board of Directors approved a second quarter dividend of $0.4025 per share per common share of stock, to be paid April 30, 2021, to shareholders of record on April 12, 2021.

2021 Outlook
The Company's 2021 OG&E earnings guidance is $1.76 to $1.86 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding. The potential impacts associated with the February 2021 unprecedented winter weather, which are detailed in the Company's 2021 earnings guidance contained in the Company's Form 10-K filed with the Securities and Exchange Commission, currently estimated to be an unfavorable $0.10 per average diluted share, are not reflected in OG&E's 2021 earnings guidance range.

Exhibit 99.01

Enable did not issue a 2021 earnings outlook due to the announced merger between Enable and Energy Transfer. While the Company is not issuing earnings guidance for its ownership interest in Enable for 2021, it does expect to receive approximately $60 million to $73 million in cash distributions from its midstream investments in 2021.

More information regarding the Company's 2021 earnings guidance and the Company's 2020 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a live webcast for discussion of the results of 2020 and the 2021 outlook on Thursday, February 25, at 8 a.m. CST. The conference call will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 867,000 customers in Oklahoma and western Arkansas. In addition, OGE holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids ("NGLs"); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate and intrastate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company’s markets; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in this Form 10-K; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; Enable's pending merger with Energy Transfer and the expected timing of the consummation of the merger; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
Non-GAAP Financial Measures

The Company
"Ongoing earnings" and "ongoing earnings per average diluted share" are defined by OGE Energy as GAAP Net Income (Loss) and GAAP Earnings (Loss) per Average Diluted Share adjusted to exclude certain non-cash charges and the associated tax impacts. These financial measures excluded a pre-tax non-cash charge of $780.0 million, or $3.90 per average diluted share, associated with the impairment of OGE Energy's investment in Enable, which OGE Energy's management considers an unusual and infrequent event. Management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy's fundamental core earnings power. OGE Energy's management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors.

The following table presents reconciliations of ongoing earnings and ongoing earnings per average diluted share for the year ended December 31, 2020.

	OG&E (Electric Utility)	OGE Holdings (Natural Gas Midstream Operations) (B)	Other Operations	Consolidated Total
(In millions)
GAAP net income (loss)	$339.4	$(515.0)	$1.9	$(173.7)
Enable investment impairment charge (A)	—	780.0	—	780.0
Tax effect	—	(190.4)	—	(190.4)
Ongoing earnings	$339.4	$74.6	$1.9	$415.9

GAAP net income (loss) per average diluted share	$1.70	$(2.58)	$0.01	$(0.87)
Enable investment impairment charge per share (A)	—	3.90	—	3.90
Tax effect per share	—	(0.95)	—	(0.95)
Ongoing earnings per average diluted share	$1.70	$0.37	$0.01	$2.08
(A) Does not include a $16.9 million pre-tax charge recorded during 2020 for OGE Energy's share of Enable's goodwill, long-lived asset and equity method investment impairments and loss on retirements, as adjusted for basis differences.
(B) Tax effect and tax effect per share are calculated utilizing OGE Holdings' statutory tax rate for the year ended December 31, 2020.

Exhibit 99.01
OGE ENERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In millions except per share data)	2020	2019	2020	2019
OPERATING REVENUES
Revenues from contracts with customers	$469.6	$457.8	$2,069.8	$2,175.5
Other revenues	15.8	14.7	52.5	56.1
Operating revenues	485.4	472.5	2,122.3	2,231.6
COST OF SALES	163.1	161.6	644.6	786.9
OPERATING EXPENSES
Other operation and maintenance	115.6	123.2	462.8	491.8
Depreciation and amortization	99.1	94.2	391.3	355.0
Taxes other than income	25.1	23.2	101.4	93.6
Operating expenses	239.8	240.6	955.5	940.4
OPERATING INCOME	82.5	70.3	522.2	504.3
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	35.8	9.1	(668.0)	113.9
Allowance for equity funds used during construction	1.1	0.8	4.8	4.5
Other net periodic benefit expense	(0.4)	(1.1)	(3.9)	(9.8)
Other income	10.5	5.6	37.5	21.9
Other expense	(11.3)	(7.9)	(35.2)	(23.5)
Net other income (expense)	35.7	6.5	(664.8)	107.0
INTEREST EXPENSE
Interest on long-term debt	38.7	36.4	152.8	138.3
Allowance for borrowed funds used during construction	(0.4)	(0.6)	(1.9)	(2.8)
Interest on short-term debt and other interest charges	1.3	2.0	7.6	12.4
Interest expense	39.6	37.8	158.5	147.9
INCOME (LOSS) BEFORE TAXES	78.6	39.0	(301.1)	463.4
INCOME TAX EXPENSE (BENEFIT)	23.8	3.6	(127.4)	29.8
NET INCOME (LOSS)	$54.8	$35.4	$(173.7)	$433.6
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.0	200.2	200.1	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.3	200.9	200.1	200.7
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.27	$0.18	$(0.87)	$2.17
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.27	$0.18	$(0.87)	$2.16

Exhibit 99.01
Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2020	2019	2020	2019
Operating revenues by classification:
Residential	$185.6	$181.1	$869.0	$891.1
Commercial	108.9	106.4	479.4	503.1
Industrial	48.5	47.0	197.3	223.0
Oilfield	43.1	44.5	172.3	204.0
Public authorities and street light	40.6	41.4	176.8	195.7
Sales for resale	0.1	—	0.1	0.1
System sales revenues	426.8	420.4	1,894.9	2,017.0
Provision for rate refund	0.6	2.0	3.8	(0.9)
Integrated market	15.9	8.6	49.6	38.4
Transmission	34.3	35.4	143.3	148.0
Other	7.8	6.1	30.7	29.1
Total operating revenues	$485.4	$472.5	$2,122.3	$2,231.6
MWh sales by classification (In millions)
Residential	2.1	2.1	9.5	9.7
Commercial	1.4	1.4	6.3	6.5
Industrial	1.1	1.1	4.2	4.5
Oilfield	1.0	1.1	4.2	4.6
Public authorities and street light	0.6	0.7	2.8	3.1
System sales	6.2	6.4	27.0	28.4
Integrated market	0.5	0.3	2.0	1.2
Total sales	6.7	6.7	29.0	29.6
Number of customers	867,389	857,754	867,389	857,754
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.824	2.050	2.077	2.188
Coal	1.767	2.219	1.821	2.029
Total fuel	2.206	1.865	1.863	1.970
Total fuel and purchased power	2.324	2.259	2.120	2.534
Degree days
Heating - Actual	1,323	1,490	3,303	3,771
Heating - Normal	1,331	1,333	3,354	3,354
Cooling - Actual	59	60	1,804	2,018
Cooling - Normal	74	74	2,095	2,095